Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSTULTANTS

As independent petroleum engineering consultants, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our report for WhiteHawk Minerals Corp. (previously named WhiteHawk Income Corporation) (the “Company”) and with respect to the Company’s estimated reserves and related future net cash flows related to its properties as of December 31, 2025 included in or made part of this Registration Statement on Form S-8 of the Company, including any amendments thereto.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas

June 10, 2026